Exhibit 10.1
SPONSORED RESEARCH AGREEMENT
THIS AGREEMENT, effective this 18th day of August 2010 by and between Omni Bio Operating, Inc. (hereinafter referred to as “Sponsor”), having a principal place of business at 5350 South Roslyn, Suite 430 Greenwood Village, CO 80111 and THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Denver, a public educational institution of the State of Colorado (hereinafter referred to as “University”).
WITNESSETH:
Whereas, the Sponsor has executed an Exclusive License Agreement with the Regents of the University of Colorado for certain Patent Rights to be exploited in the field of use relative to the scope of work described in the attached Appendix A of this agreement; and
WHEREAS, the Sponsor desires research services in accordance with the scope of work described in the attached Appendix A of this Agreement; and
WHEREAS, the performance of such research services is consistent and compatible with and beneficial to the academic role and mission of the University as an institution of higher education;
NOW THEREFORE, in consideration of the mutual premises and convenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:
Article 1 — Definitions
For purposes of this Agreement, the following terms shall have the following meanings:
1.1	“Project” shall mean the research services to be performed under this Agreement as described in Appendix A hereof, under the direction and supervision of University’s Principal Investigator (hereinafter called the “PI”).

1.2	“Equipment” is defined as any tangible item of property with a unit cost of $5,000 or more and an expected useful life of one year or more.

1.3	“University Intellectual Property” shall mean individually and collectively all inventions, improvements, and discoveries, which are conceived and/or made in the performance of Project solely by one or more University personnel.

1.4	The term “Know-how” shall mean all unpatented and unpatentable technical information, trade secrets, devices, models, things, know-how, methods, documents, materials, and all other confidential information related to the Project which was developed by the Pl.

Article 2 — Research work
2.1	University will use its reasonable best efforts to conduct the Project in accordance with the terms and conditions of this Agreement, and will furnish the facilities necessary to carry out the Project.

2.2	The Project will be carried out under the direction and supervision of Dr. Leland Shapiro, the University designated Pl.

2.3	University does not guarantee specific results, and the Project will be conducted only on reasonable best efforts basis.

2.4	University will keep accurate financial and scientific records relating to the Project and will make records available to Sponsor or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.
Article 3 — Agreement Duration
3.1	This agreement shall become effective on August, 18, 2010 and shall terminate on August 17, 2012, unless a subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties.
Article 4 — Compensation
4.1	As consideration for the performance by University of its obligations under this Agreement, and subject to Paragraphs 4.2, 4.3 and 16.1, Sponsor agrees to pay University a fixed-price total of Four Hundred Thirty-nine Thousand, One Hundred Ten) Dollars, ($439,110), in accordance with the budget described in the attached Appendix B of this Agreement. Sponsor shall remit not less than twelve and one-half percent (12.5%) of the total contract price upon execution by both parties of this Agreement ($54,888.75). The remaining amount of the contract price due under this Agreement shall be paid in equal increments upon receipt of invoices from University issued quarterly commencing November 18, 2010. Invoices are due and payable within thirty (30) days.

4.2	If this Agreement is terminated for any reason by Sponsor under Paragraph 16.1, Sponsor shall, up to a maximum of the amount stated in Paragraph 4.1 hereof, reimburse University for the total actual and reasonable costs incurred by University for the Project through the date of termination, including those costs necessary to implement the early termination of this Agreement and costs incurred by University as a result of non-cancelable obligations which may extend beyond the date of such termination.

4.3	If this Agreement is terminated for any reason by University under Paragraph 16.1, Sponsor shall, subject to the provision hereafter and Paragraph 8, reimburse University for those actual and reasonable costs in Appendix B incurred by University for the Project through the date of termination; provided that in no event shall such costs exceed the amount stated in Paragraph 4.1 hereof and such costs shall not include any charges or expenses incurred to implement the early termination or as a result of non-cancelable obligations of the University which may extend beyond the date of such termination.

4.4	All payment checks shall be made payable to University of Colorado Denver. The Tax F.D. Number is 84-6000555. All payment checks shall be forwarded to the following address:
Grants and Contracts, #091991LS
F428, P.O. Box 238
Denver, Colorado 80291-0238
Article 5 — Reporting Requirements
5.1	University will provide reports on the progress of Project in accordance with the following schedule:

Progress reports	For the periods ending every three months from the effective date of this Agreement (with the report to be delivered within 45 days of the ending of the period).

Final report	Within 90 days of the termination of this Agreement
The progress reports will indicate the work completed (e.g. work performed and data in summary form and raw data), and the work (experiments) to be performed during the next reporting period, any problems encountered and the proposed solution for each problem. Additionally, the report will note any of the specific aims of the work that were not initiated, and if so the reason. The PI shall meet or participate in a phone conference with the Sponsor on a quarterly basis during the course of the Project to review progress and future activities.
Article 6 — Publications and Academic Rights
6.1	Sponsor recognizes that because University is a public institution of higher education and engages only in research that is compatible with its academic role and mission, the results of University research must be publishable. Sponsor agrees that University personnel engaged in Project shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication to a journal, editor, or other third party.

6.2	University shall own all right, title and interest in and to any and all copyrights or copyrightable material, including software programs, first produced, composed, or fixed in any tangible medium of expression in the performance of work under this Agreement, and University shall have the sole right to determine the disposition of all or any thereof.

Article 7 — Confidential Information
7.1.	The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other (“Confidential Information”). Each party will use reasonable efforts to prevent the disclosure of the other party’s Confidential Information to third parties for a period of five (5) years from receipt thereof, provided that the recipient party’s obligation hereunder shall not apply to information that:
a.	is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure; is already in recipient party’s possession at the time of disclosure thereof;

c.	is or later becomes part of the public domain through no fault of recipient party;

d.	is received from a third party having no obligations of confidentiality to disclosing party;

e.	is independently developed by the recipient party; or

f.	is required by law or regulation to be disclosed.
7.2	In the event that information is required to be disclosed pursuant to subsection (f), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.
7.3	Sponsor acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.). All Confidential Information of Sponsor shall be treated by University as confidential, as set forth in this Article 7, to the extent permitted under §§ 24-72-204. If University is required by Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.) to disclose any Sponsor Confidential Information, (i) the University will use reasonable best efforts to notify Sponsor in advance of such disclosure, and Sponsor shall have been given the opportunity to oppose such disclosure by University by seeking a protective order or other appropriate remedy; (ii) University shall disclose only that portion of Confidential Information legally required to be disclosed; and (iii) University shall exercise all reasonable efforts to maintain the confidential treatment of Confidential Information.

7.4	Confidential Information shall be clearly marked by the disclosing party with the legend, “CONFIDENTIAL INFORMATION” or another appropriate proprietary legend. If disclosed orally, the employee(s) making the disclosure shall be responsible for clearly informing the recipient’s employee(s), in writing within thirty (30) days, of the confidentiality of the information disclosed.
Article 8 — Patents and Inventions
8.1	All rights and title to University Intellectual Property and Know-How under Project shall belong to University which shall, unless otherwise agreed to between the parties, have the right, if it so chooses, to proceed at its expense to obtain patent protection to all inventions and discoveries arising therefrom.

8.2	Subject to University obligations, if any, to the Federal Government arising from use of Federally supplied funds or equipment in the Project, University hereby grants to Sponsor, without option fee other than the consideration of the research sponsored herein and the reimbursement of University for all patent expenses incurred for the subject Invention prior to and during the option period and appertaining license negotiation period, an option to acquire an exclusive, worldwide, royalty-bearing license of University’s rights to any Invention arising out of the research performed under this Agreement, which option shall extend for ninety (90) days after Sponsor’s receipt of the Invention disclosure. If Sponsor notifies University in writing of its exercise of the option within the option period, then the parties shall proceed in good faith to negotiate a license agreement within sixty (60) days after notification of exercise. If Sponsor does not exercise this option, or notifies University that it will not exercise this option, or the parties fail to sign a license agreement within said sixty (60) day negotiation period, then Sponsor’s option to University’s rights in the subject Invention shall terminate.

8.3	The parties mutually acknowledge that the United States government, as a matter of statutory right under Code of Federal Regulations, 37 CFR, Part 401, “Rights to Inventions Made by Non-Profit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements”, holds or may hold a non-exclusive license and certain other rights under patents on inventions made as a consequence of research whose funding includes funds supplied by the United States government. In the event that the United States government has such rights or in the future is found to have such rights with respect to all or any new inventions or discoveries, any license contemplated or granted under this Agreement, even if termed “exclusive” license, shall be understood to be subject to the rights of the United States government, without any effect on the parties’ remaining obligations, as set forth in the license or in this Agreement.

8.4	Nothing in Article 8 shall be construed as granting Sponsor expressly, by implication, or estoppel any rights or licenses to use inventions, improvements or discoveries not conceived and/or made in the performance of the Project, or under any patents not falling under the definition of University Intellectual property including patents, inventions and discoveries which may dominate University Intellectual Property and which may be owned or controlled by the Regents of the University of Colorado, the University Technology Corporation or any entity related thereto.
Article 9 — Liability, Indemnification, and Insurance
9.1	University hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, or those of its officers, agents or employees to the full extent allowed by law.

9.2	Notwithstanding any other provision of this Agreement to the contrary, no term or condition of this Agreement shall be construed or interpreted as a waiver, either express or implied, of any of the immunities, rights, benefits or protection provided to the Regents under governmental immunity laws from time to time applicable to the Regents, including, without limitation, the Colorado Governmental Immunity Act (CRS Section 24-10-101 through 24-10-120).

9.3	Sponsor shall indemnify, save and hold harmless University, its employees and agents, against any and all claims, damages, liability and court awards including costs, expenses, and attorney fees incurred as a result of any act or omission by the Sponsor, or its employees, agents, Subcontractors, or assignees pursuant to the terms of this Agreement. Additionally, Colo. Rev. Stat. Section 23-20-100 states that the Colorado Attorney General must represent the University in all actions. Provided that any such representation arises out of Sponsor’s indemnification obligations under this Section 9.3, Sponsor agrees to indemnify University for the reasonable cost of the representation by the Colorado Attorney General.

9.4	Each party warrants and represents that it has adequate liability insurance for the protection of itself and its officers, employees, and agents, while acting within the scope of their employment by the party.
9.5	No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, or shortage of or inability to obtain material or equipment.
Article 10 — Equipment
10.1	All equipment purchased by University under the terms of this Agreement shall become the property of University upon acquisition.
Article 11 — Independent Contractor
11.1	In the performance of all services hereunder, neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.
Article 12 — Compliance with Laws
12.1	Each party agrees that it will comply with all applicable federal, state and local laws, codes, regulations, rules and orders in the performance and direction of the work contemplated under this Agreement.
Article 13 — Governing Law
13.1	This Agreement shall be governed and construed in accordance with the laws of the State of Colorado and any and all disputes arising hereunder shall be resolved in the courts of the State of Colorado; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent or patents in question and in accordance with the laws applicable to such patent or patents.
Article 14 Assignment
14.1	Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due or to become due during this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Sponsor will not breach this agreement if it assigns this agreement to a successor in interest or assignee of all the business or assets of the Sponsor to which this agreement pertains.

Article 15 — Use of Name
15.1	Each party agrees not to include the name or any logotypes or symbols of the other party or the names of any researchers at such institutions in any advertising, sales promotion or other publicity matter without the prior written approval of the other party. However, nothing in this Article or elsewhere in this Agreement is intended to restrict either party from disclosing the existence, nature, Project title, name of Sponsor and any additional matters required by law to be disclosed, or from including those items of information in the routine reporting of its activities.
Article 16 — Term and Termination
16.1	This Agreement may be terminated by either party upon written notice delivered to the other party at least forty-five (45) days prior to the intended date of termination. Termination of this Agreement, however effectuated, shall not release the parties from their rights and obligations under Articles 4, 6, 8, 9, 15, and 20. Either party shall have the right, at its option, to cancel and terminate this Agreement in the event that the other party shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or in the event that the other party shall discontinue its business for any reason.
16.2	The failure of Sponsor to make the required payments to the University as outlined in Article 4, within thirty (30) calendar days after such payments are due shall constitute a default of this Agreement by Sponsor. A default by Sponsor shall relieve the University, at its choice, of any and all of its obligations or duties under this Agreement and shall also divest Sponsor of all of its rights under this Agreement. However, Sponsor default of this Agreement shall not relieve Sponsor of its obligations under this Agreement, including but not limited to its obligations to pay the University plus eight percent (8%) interest. By exercising its rights under this default provision, the University does not waive any rights it may have to pursue and collect unpaid monies owed to the University by Sponsor under this Agreement. Furthermore, should the University prevail in its pursuit of unpaid monies from Sponsor, the parties agree that Sponsor will be responsible for all of the University’s attorney fees, collection costs, and court fees associated with pursuing such action.
Article 17 — Changes, Modifications, and Amendments
17.1	This Agreement constitutes the entire agreement between the parties. Neither party shall be bound by any agreement, convenants or warranties made by its agents or employees, or any other persons, either oral or written, unless such agreements, convenants and warranties shall be reduced to writing and signed by the authorized officer of such party and shall expressly refer to this Research Agreement. The failure of either of the parties at any time or times to require performance by the other of any provisions hereof shall in no manner affect the right of the first-mentioned party thereafter to enforce the same. The waiver by either of the parties of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provisions itself.

17.2	If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.
Article 18 — Notices
18.1	All notices required by this Agreement shall be by written instrument executed by the parties hereto and shall be directed to the following individuals:

For the University:	Original to:	Leland Shapiro, M.D., F.A.C.P. Associate Professor of Medicine Denver Veterans Affairs Medical Center 1055 Clermont Street, Box 111 L Denver, CO 80220
(303) 399-8020 (X2837) (303) 393-4692

	Copy to:	Harlan L. Ray Contracts Manager Grants and Contracts, MS F-428 Anschutz Medical Campus, Building 500 P.O. Box 6508 Aurora, CO 80045-0508 303-724-0090 303-724-0814 (fax)

For Sponsor:	Original to:	Edward C. Larkin Chief Operating Officer Omni Bio Operating, Inc. 5350 South Roslyn, Suite 430 Greenwood Village, CO 80111 720-488-4708

Article 19 — Order of Precedence
19.1	In the event of any inconsistency between this Agreement and any other attachments or documents, this Agreement shall control.
INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

Omni Bio Operating, Inc.	THE REGENTS OF THE UNIVERSITY
5350 South Roslyn, Suite 430	OF COLORADO, a body corporate,
Greenwood Village, CO 80111	contracting for and on behalf of the University of Colorado Denver

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Principal Investigator

By:

Leland Shapiro

Title: Associate Professor of Medicines

Date:

Appendix A

INFLUENZA RESEARCH PROPOSAL FOR OMNI BIO OPERATING, INC
1. General goal- we will perform studies in vitro and in vivo to determine the biological activity of alpha-I -antitrypsin (AAT) as an inhibitor of influenza (FLU).
2. Proposed studies:
a) Epidemiology- with collaborators in the department of biostatistics and division of pulmonary medicine, we have determined that deficiency in AAT comprises a risk factor for FLU infection. In these investigations, we will complete the biostatistical analysis required to show that AAT deficiency in humans constitutes a risk factor for FLU infection. For this project we will recruit the assistance of Dr. Samantha MaWhinney, a qualified biostatistician to conduct the mathematical analyses. Dr. Martin Zamora will also participate, as the director of the CU Denver lung transplant program.
b) In vitro- in these studies, we will determine the effect of AAT in reducing FLU virus production in cells that are infected with FLU in the laboratory.
•Quantify the effect of AAT as a FLU inhibitor in primary Rhesus monkey kidney cells infected with FLU. A primary cell system (as opposed to immortalized cell lines repeat)/ passaged in the laboratory) is ideal for our work with AAT because other commonly used (in FLU research) cell lines such as MDCK (Madin Darby canine kidney) cells require the addition of trypsin (an AAT substrate) to enable multiple rounds of influenza infection. The Rhesus monkey kidney cell assay is used in clinical hospital microbiology laboratories to diagnose FLU infection in patients. Therefore, this assay is validated and accepted for use in FLU infection studies in vitro. Supernatants will be collected from infected cells and analyzed for influenza A nuclear protein (read as HA units) in an ELISA assay. Higher readings are indicative of greater numbers of influenza virions being released from infected cells.
•Semi-quantify the AAT effect in FLU infection in cells in the laboratory using immunohistochemistry analysis. The same monkey kidney cells, plated in a larger format (6-well plates), are stained at various times post-infection, with anti-influenza A fluorescent antibody to compare plaque sizes and degree of intracellular dissemination.
•Test various AAT preparations for biological anti-FLU activity. We will also assess AAT serine protease inhibitor activity for relevance in FLU suppression; this will be accomplished by testing heat inactivated AAT, which is devoid of serine protease inhibitor function. We will also repeat FLU infection studies using a standard serine protease inhibitor mimic (Ala-Ala-Pro-Val-CMK). These reagents will be used as tools to dissect AAT serine protease activity from additional (non-serine protease inhibitor) AAT functions.
•Again using primary MK cells in the larger, 6-well format, quantify AAT on FLU effects on cellular apoptosis, cytokine production, and caspase activation.

These assays can be performed by analyzing cell supernatants or lysates (cytokines by ELISA, caspase by Western blot analysis) or staining cells themselves for flow analyses (apoptosis, cytokines, caspase).
•Studies in collaboration with National Jewish Medical and Research Center provide an opportunity to study the effects of AAT on influenza infection of primary human respiratory epithelium. Type It pneumocytes, known to be primary targets/reservoirs for FLU, are plated in a transwell system, which essentially “suspends” the polarized cell monolayer on a thin, permeable membrane. This system allows us to assess differences in degree of infection (by immuno-fluorescence staining), supernatant cytokine production (by ELISA), and effects on signaling pathways (from cell lysates). The polarized orientation (and separate media chambers) permits us to look at other questions, such as whether supplying AAT from the top (usual) vs. (only) the underside of the cells is required for effectiveness. We also wish to determine whether FLU infection (from the top) influences/disrupts monolayer integrity and permits either a measurable marker protein (also administered from the top) or influenza virions themselves to make their way into the lower chamber. If the presence of AAT modifies/inhibits such movement it would have great implications for bird flu, as this strain of influenza is reported to be so severe because of its ability to move from lung to other organs.
c) In vivo- We will assess the effect of human AAT as a protective molecule for reducing the effects of FLU infection in mice. These experiments will also be carried out in a collaboration at NJ. To accomplish this, we will use a mouse strain transgenic for human AAT. The human AAT gene is expressed primarily in the lung (via the surfactant D promoter), making it an invaluable animal system to study AAT effects on respiratory viral challenge. The transgenic mice and control mice will be intra-nasally infected with FLU and then monitored over a 1-2 week period for weight loss and temperature change. This is essentially a mortality model, as mice that exhibit excessive weight loss or temperature drop need to be euthanized, as per Animal Committee regulations. Animals may be randomly selected at certain time points for serum collection and/or lung harvest/inflation. The serum and/or homogenized lung tissue will be assayed for AAT, cytokine, or caspase levels. Fixed (inflated) lungs are prepared (sectioned) for gross histology and other sections can be stained for specific cell markers to help determine the makeup of the cellular infiltrate.

Appendix B
YEAR 1

SALARIES
Technician (1)	47,500
+benefits (30%)	14,250

Dr. Shapiro (20% time)	30,000
+benefits (33%)	10,000

Dr. Oberley salary (with benefits, NJMRC)	10,000

REAGENTS
Alpha-1-antitrypsin (AAT)	5,000
Cell lines: monkey kidney cells and lung epithelial cells	5,000
Influenza virus stock	1,000
Influenza ELISA kits (10 kits at $500/kit)	10,000
Flow cytometry/fluorescence microscopy for apoptosis	5,000
Cytakine assays	5,000
Chemical reagents	5,000

EQUIPMENT
-70°C Freezer	12,000
Refrigerated Microfuge	6,500
Platform Mixer (Rocking)	1,500
Pipetters + vacuum pipetter	3,500
Scale + Balance	2,000
Inverted Microscope	7,500
Refrigerator (2-door delicase)	8,000
Water bath + outboard	2,000
Plasticware + Glassware	5,000

TOTAL DIRECT COSTS	195,750
Indirect costs (26%)	50,895

TOTAL YEAR 1 BUDGET	246,645

YEAR 2

SALARIES
Technician (1)	47,500
+benefits (30%)	14,250

Dr. Shapiro (20% time)	30,000
+benefits (33%)	10,000

REAGENTS
Alpha-l-antitrypsin (PAT)	5,000
Cell lines: monkey kidney cells and lung epithelial cells	5,000
Influenza virus stock	1,000
Influenza ELISA kits (10 kits at $500/kit)	10,000
Flow cytometry/fluorescence microscopy	5,000
Cytokine assays	5,000
Chemical reagents	5,000
AAT transgenic / WT mice	10,000

EQUIPMENT
Plasticware + Glassware	5,000

TOTAL DIRECT COSTS	152,750
Indirect costs (26%)	39,715

TOTAL YEAR 2 BUDGET	192,465
TOTAL 2 YEAR BUDGET

2 YEAR TOTAL BUDGET	348,500
DIRECT COSTS
2 YEAR TOTAL BUDGET	90.610
INDIRECT COSTS

2 YEAR TOTAL BUDGET	439,110